Free Writing Prospectus, dated February 8, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated January 31, 2022

Registration Statement Nos. 333-260838 and 333-260838-01

SCE Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$533,265,000 Senior Secured Recovery Bonds, Series 2022-A

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	RBC Capital Markets, LLC and Barclays Capital Inc.

Co-Managers:	Academy Securities, Inc., Siebert Williams Shank & Co., LLC and Telsey Advisory Group LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)

Closing Date / Settlement Date:	February 15, 2022(2)

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2022

Applicable Time:	4:07 PM (Eastern time) on February 8, 2022

Proceeds:	The total initial price to the public is $533,224,956. The total amount of the underwriting discounts and commissions is $2,133,060. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $5,664,614) is $531,091,896.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about February 15, 2022, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$100,000,000	3.76	11/15/2028	11/15/2030	1.977%	99.99640%	0.40%	$99,596,400
A-2	$305,000,000	14.07	11/15/2042	11/15/2044	2.943%	99.99208%	0.40%	$303,755,844
A-3	$128,265,000	22.82	11/15/2046	11/15/2048	3.240%	99.99042%	0.40%	$127,739,652

(3)	Interest on the bonds will accrue from February 15, 2022 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	78433L AD8	78433L AE6	78433L AF3
ISIN	US78433LAD82	US78433LAE65	US78433LAF31

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
11/15/2022	$4,094,194	$0	$0
5/15/2023	$8,035,797	$0	$0
11/15/2023	$8,115,231	$0	$0
5/15/2024	$8,195,451	$0	$0
11/15/2024	$8,276,462	$0	$0
5/15/2025	$8,358,276	$0	$0
11/15/2025	$8,440,896	$0	$0
5/15/2026	$8,524,335	$0	$0
11/15/2026	$8,608,599	$0	$0
5/15/2027	$8,693,694	$0	$0
11/15/2027	$8,779,631	$0	$0
5/15/2028	$8,866,418	$0	$0
11/15/2028	$3,011,016	$5,943,046	$0
5/15/2029	$0	$9,071,279	$0
11/15/2029	$0	$9,204,762	$0
5/15/2030	$0	$9,340,210	$0
11/15/2030	$0	$9,477,652	$0
5/15/2031	$0	$9,617,115	$0
11/15/2031	$0	$9,758,631	$0
5/15/2032	$0	$9,902,229	$0
11/15/2032	$0	$10,047,940	$0
5/15/2033	$0	$10,195,796	$0
11/15/2033	$0	$10,345,827	$0
5/15/2034	$0	$10,498,066	$0
11/15/2034	$0	$10,652,545	$0
5/15/2035	$0	$10,809,297	$0
11/15/2035	$0	$10,968,356	$0
5/15/2036	$0	$11,129,756	$0
11/15/2036	$0	$11,293,529	$0
5/15/2037	$0	$11,459,714	$0
11/15/2037	$0	$11,628,344	$0
5/15/2038	$0	$11,799,455	$0
11/15/2038	$0	$11,973,083	$0
5/15/2039	$0	$12,149,268	$0
11/15/2039	$0	$12,328,044	$0
5/15/2040	$0	$12,509,451	$0
11/15/2040	$0	$12,693,528	$0
5/15/2041	$0	$12,880,313	$0
11/15/2041	$0	$13,069,847	$0
5/15/2042	$0	$13,262,170	$0
11/15/2042	$0	$990,747	$12,466,575
5/15/2043	$0	$0	$13,673,860
11/15/2043	$0	$0	$13,895,377
5/15/2044	$0	$0	$14,120,481
11/15/2044	$0	$0	$14,349,234
5/15/2045	$0	$0	$14,581,691
11/15/2045	$0	$0	$14,817,914
5/15/2046	$0	$0	$15,057,964
11/15/2046	$0	$0	$15,301,904
Total Payments(4)	$100,000,000	$305,000,000	$128,265,000

(4)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$100,000,000	$305,000,000	$128,265,000
11/15/2022	$95,905,806	$305,000,000	$128,265,000
5/15/2023	$87,870,009	$305,000,000	$128,265,000
11/15/2023	$79,754,778	$305,000,000	$128,265,000
5/15/2024	$71,559,327	$305,000,000	$128,265,000
11/15/2024	$63,282,865	$305,000,000	$128,265,000
5/15/2025	$54,924,589	$305,000,000	$128,265,000
11/15/2025	$46,483,693	$305,000,000	$128,265,000
5/15/2026	$37,959,358	$305,000,000	$128,265,000
11/15/2026	$29,350,759	$305,000,000	$128,265,000
5/15/2027	$20,657,065	$305,000,000	$128,265,000
11/15/2027	$11,877,434	$305,000,000	$128,265,000
5/15/2028	$3,011,016	$305,000,000	$128,265,000
11/15/2028	$0	$299,056,954	$128,265,000
5/15/2029	$0	$289,985,675	$128,265,000
11/15/2029	$0	$280,780,913	$128,265,000
5/15/2030	$0	$271,440,703	$128,265,000
11/15/2030	$0	$261,963,051	$128,265,000
5/15/2031	$0	$252,345,936	$128,265,000
11/15/2031	$0	$242,587,305	$128,265,000
5/15/2032	$0	$232,685,076	$128,265,000
11/15/2032	$0	$222,637,136	$128,265,000
5/15/2033	$0	$212,441,340	$128,265,000
11/15/2033	$0	$202,095,513	$128,265,000
5/15/2034	$0	$191,597,447	$128,265,000
11/15/2034	$0	$180,944,902	$128,265,000
5/15/2035	$0	$170,135,605	$128,265,000
11/15/2035	$0	$159,167,249	$128,265,000
5/15/2036	$0	$148,037,493	$128,265,000
11/15/2036	$0	$136,743,964	$128,265,000
5/15/2037	$0	$125,284,250	$128,265,000
11/15/2037	$0	$113,655,906	$128,265,000
5/15/2038	$0	$101,856,451	$128,265,000
11/15/2038	$0	$89,883,368	$128,265,000
5/15/2039	$0	$77,734,100	$128,265,000
11/15/2039	$0	$65,406,056	$128,265,000
5/15/2040	$0	$52,896,605	$128,265,000
11/15/2040	$0	$40,203,077	$128,265,000
5/15/2041	$0	$27,322,764	$128,265,000
11/15/2041	$0	$14,252,917	$128,265,000
5/15/2042	$0	$990,747	$128,265,000
11/15/2042	$0	$0	$115,798,425
5/15/2043	$0	$0	$102,124,565
11/15/2043	$0	$0	$88,229,188
5/15/2044	$0	$0	$74,108,707
11/15/2044	$0	$0	$59,759,473
5/15/2045	$0	$0	$45,177,782
11/15/2045	$0	$0	$30,359,868
5/15/2046	$0	$0	$15,301,904
11/15/2046	$0	$0	$0

Subject to the terms and conditions in the underwriting agreement among us, SCE and the underwriters, for whom RBC Capital Markets, LLC and Barclays Capital Inc. are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
RBC Capital Markets, LLC	$45,000,000	$137,250,000	$57,720,000
Barclays Capital Inc.	$40,000,000	$122,000,000	$51,306,000
Academy Securities, Inc.	$5,000,000	$15,250,000	$6,413,000
Siebert Williams Shank & Co., LLC	$5,000,000	$15,250,000	$6,413,000
Telsey Advisory Group LLC	$5,000,000	$15,250,000	$6,413,000
Total	$100,000,000	$305,000,000	$128,265,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%
Tranche A-3	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Southern California Edison Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Southern California Edison Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Southern California Edison Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or Barclays Capital Inc. toll free at 1-888-603-5847.